UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GCP APPLIED TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following press release was issued by GCP Applied Technologies Inc. on May 4, 2020.

GCP Applied Technologies Files Investor Presentation Highlighting Significant Board

Refreshment, Progress on Strategy and Enhanced Results

Mails Letter to Shareholders Underscoring GCP’s Numerous Attempts and Actions to Seek an

Appropriate Outcome on Behalf of ALL Shareholders in Connection with Starboard Proxy Contest

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

CAMBRIDGE, Mass. – May 4, 2020 – GCP Applied Technologies Inc. (NYSE:GCP) (“GCP” or the “Company”), a leading global provider of construction products technologies, today announced that it has issued an investor presentation in connection with its 2020 Annual Meeting of Stockholders (“2020 Annual Meeting”).

The presentation is available at https://investor.gcpat.com/proxy-materials-and-stockholder-communications. Highlights of the presentation include:

•	GCP’s Board and management are taking decisive actions to deliver value to GCP shareholders

•	Focused the portfolio and repositioned GCP’s businesses while reducing costs

•	Prudently managing capital and maintaining a strong balance sheet and liquidity, a competitive differentiator during the COVID-19 pandemic

•	Recruited experienced CEO, Randy Dearth, through an extensive and rigorous search process that involved 237 potential candidates

•	Reviewed strategic alternatives and remain committed to evaluating all opportunities to drive value for GCP stockholders

•

Strong business momentum, evidenced by the Company’s recent performance, including expected Q1 2020 results – GCP’s best first quarter earnings performance since 2016 – that position the Company well to navigate the COVID-19 pandemic

•	Specialty Construction Chemicals (SCC) expected to deliver fifth consecutive quarter of improved profitability and significant margin expansion

•	Executing plan to restore sustainable long-term growth for Specialty Building Materials (SBM) business

•	On track to achieve $80 million in annualized cost savings through 2022, with $33 million already completed

•	Refreshed, independent Board with new directors who bring significant and relevant experience and skills to effectively oversee the Company’s strategy

•	8 of 9 current directors are independent

•	Majority of the Board has been refreshed since separation from Grace – 5 of 9 current directors added in the past three years

•	2 new independent director nominees nominated for election at the 2020 Annual Meeting

•	New Independent Chairman, Elizabeth Mora, appointed in 2019

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

•	Starboard’s reckless proxy contest, occurring in an unprecedented operating environment

•	Starboard relies on results in unrelated situations, but track record shows history of significant value destruction in similar situations

•	Starboard’s nominee slate has limited relevant sector and public company leadership experience

•

The GCP Board has continuously sought a constructive resolution and to avoid the distractions and cost of a proxy fight, including seeking opportunities to resolve this proxy contest by offering representation both to Starboard and GCP’s largest shareholder

•	Refreshed GCP Board is focused on executing its plan in the midst of unprecedented and volatile market conditions

•	40 North Management’s public statements in support of Starboard are a misleading attempt to achieve a self-serving agenda at GCP, which it has been attempting for several years

•	40 North is a natural potential acquirer of GCP, rapidly increased their position to nearly 25% of the Company’s stock and has obtained antitrust clearance to acquire up to 50% of the Company’s stock

•	40 North has demanded from GCP substantial board representation and to have 40 North’s executives serving as chairs of the Board, amounting to effective control of GCP for itself

•	40 North has consistently rejected GCP’s numerous attempts to reach a mutually agreeable resolution that protects the rights of ALL GCP shareholders

GCP also issued the following open letter to shareholders, urging them to Vote “FOR” ALL of GCP’s director nominees on the BLUE Proxy Card at the 2020 Annual Meeting:

Dear Fellow Shareholders:

During these unprecedented times the GCP Board and management team continue to focus on driving positive business momentum and delivering value for shareholders, while also ensuring the safety of our employees and customers. We continue to ask that you reflect on the significant results our Board has delivered, the proactive steps we have taken to position the Company for sustained success and the significant lengths to which the Board has gone to protect the rights of the majority of GCP shareholders from two large activist shareholders who have been seeking greater control over GCP.

The GCP Board’s progress would be disrupted if Starboard were to replace a supermajority of GCP’s Board through its self-serving proxy contest, which is now interestingly supported by 40 North Management (“40 North”), an investor that has previously shown interest in acquiring additional GCP shares to take creeping control of your company and demanding significant board representation.

We strongly recommend that shareholders vote the BLUE proxy card or voting instruction form to support GCP’s highly qualified slate of director nominees.

The slate that GCP has nominated encompasses the expertise necessary to best support the execution of the Company’s strategy, while ensuring strong corporate governance and accountability to shareholders. Our slate also includes two new independent director nominees with significant, relevant industry experience and operating expertise.

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

GCP’s Board Overseeing Positive Business Trajectory and Momentum and Is Already Executing on the Right Pillars for Growth

After months of attempting to engage constructively with Starboard about its ideas for how GCP could enhance value, Starboard finally published its “plan” for GCP. Starboard’s “plan” is based on outdated anecdotes and data, and disregards the significant steps GCP has already announced. Indeed, Starboard proposes opportunities that are, at best, already being undertaken by GCP, and at worst, not realistic to GCP’s business. GCP has already announced – and is undertaking – steps to restructure its sales force, invest in the highest ROI projects and improve its ability to cross sell into more geographies. We have also already significantly reduced costs to improve margins, addressing both our supply chain and SG&A.

Both Starboard and 40 North appear focused on GCP’s performance under GCP’s former CEO and former directors. We encourage investors to consider that the majority of the current GCP Board has been refreshed in the last three years, excluding two new candidates standing for election this year, and under our new CEO Randy Dearth, we are enhancing results and making positive progress to revenue growth, cost cutting and enhanced profitability.

History shows that the GCP Board has worked hard to deliver value over recent years, including divesting a non-core asset at a high premium, overseeing an exploration of strategic alternatives and serving as careful stewards for shareholders. Most importantly, GCP’s refreshed, experienced and independent Board has overseen the development of a clear strategy that is driving meaningful performance improvement, based on the following core pillars:

•	Return Specialty Building Materials (SBM) to growth by broadening market presence and accelerating introduction of new products

•	Sustain improvement in Specialty Construction Chemicals (SCC) margins with core market focus

•	Continue to build on VERIFI®’s momentum and success

•	Continue to execute on multi-phase cost optimization program

•	Simplify organizational structure to drive accountability and improved performance

Under Randy’s leadership, GCP has successfully executed against our stated strategy and delivered results, which include:

•	An increase in gross margin by 140 bps year over year in 2019;

•	Four consecutive quarters of improved profitability for SCC, with the 5th consecutive quarter expected in 1Q20;

•

An increase in total cost reduction initiatives, targeted at approximately $80 million in annualized savings, including approximately $33 million total cost savings achieved through 2019 and approximately $14 million of planned $26 million in 2020 cost savings already executed;

•	An increase in 4Q19 VERIFI® sales of 53% and an increase in installed truck base of 56%;

•	The best year of price capture as a public company in 2019;

•	Investing in SBM to drive long-term organic growth; and

•	Installing new leadership for SCC and SBM with a streamlined, Board-approved organization.

The strong momentum overseen by this Board has continued into 2020, as demonstrated by our expected first quarter results provided on April 15, which significantly exceeded consensus estimates and are expected to represent our best first quarter earnings performance since 2016.

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

Highlights of these expected results include sales growth in North America in both SCC and SBM, approximately 17% year-over-year growth in expected Adjusted EBIT*, expected Adjusted EBIT Margin* expansion to approximately 6.5% compared to 5.3% in the first quarter of 2019, and approximately 29% year-over-year growth in Adjusted EPS*.

Furthermore, our long-term focus on cost management and commitment to prudent capital management have made our strong balance sheet and liquidity position a true competitive differentiator. With no near-term debt maturities, and significant financial flexibility to weather the ongoing economic uncertainty caused by the COVID-19 pandemic, GCP is well positioned to continue to drive positive business momentum and execute our strategic operating plan to deliver value to our shareholders. A vote “FOR” all of GCP’s director nominees on the BLUE proxy card can help ensure our progress continues.

GCP’s Refreshed Board has Acted Responsibly to Avoid a Proxy Contest and to Reach a Reasonable Settlement with Both Starboard and 40 North

We recognize that GCP has two large shareholders, 40 North and Starboard, which are each 13D filers and known activist investors, and each has expressed a desire to significantly influence the Company’s governance and strategic direction.

While the GCP Board and our slate for election at the Annual Meeting have been significantly refreshed, we have tried many times over the last year to find reasonable compromises with both Starboard and 40 North, and made various reasonable proposals to each of them that did not give up control.

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

*	Non-GAAP financial measures. See below for important information regarding such non-GAAP measures.

GCP’s Refreshed Board Slate
If elected, 6 of 10 directors will have been appointed in past 3 years
Elizabeth Mora, 59, Chair, Independent Director since 2016
Randall S. Dearth, 56, President & CEO of GCP, Director since 2019
Gerald G. Colella, 63, Independent Director since 2017
Janice K. Henry, 68, Independent Director since 2016
Clay H. Kiefaber, 64, Independent Director since 2019
James F. Kirsch, 62, Independent Director since 2018
Phillip J. Mason, 69, Independent Director since 2016
Danny R. Shepherd, 68, Independent Director since 2016
Armand F. Lauzon, 63, Independent Director Nominee in 2020
John R. McPherson, 51, Independent Director Nominee in 2020
Despite this refreshment, GCP has separately offered Starboard and 40 North reasonable Board representation to resolve this unnecessary proxy contest, most recently:
GCP OFFERED STARBOARD
3 independent directors identified by Starboard on our 10-member Board
The addition of a fourth mutually agreeable independent director

STARBOARD COUNTER DEMAND
6 seats on the Board, including a Starboard employee becoming a director
GCP OFFERED 40 NORTH
3 40 North representatives to join the GCP Board
The addition of a fourth mutually agreeable independent director
Maintain independent Chairman
40 NORTH COUNTER DEMAND
6 of 9 seats on the Board (4 40 North nominees and 2 Starboard nominees)
Control of Chairmanship (particularly that GCP appoint 2 40 North principals as Co-Chairs of the Board)
Both 40 North and Starboard rejected any settlement that would involve any independent directors identified by an independent search firm.

Starboard and 40 North Refuse to Settle for Less Than Control of Your Company:

We Do Not Believe Turning Over a Supermajority of the Board to Nominees of One or Two Shareholders Is Appropriate.

Given Starboard’s and 40 North’s unwillingness to consider a reasonable proposal for Board representation, we are wary of any Board structure that would allow 40 North or Starboard, individually or collectively, to obtain effective Board control, which would allow them to unduly influence strategic decisions for their own benefit, including potentially facilitating 40 North’s acquisition of GCP (or additional shares of GCP) without paying a control premium to other shareholders. Our skepticism of the Starboard and 40 North agenda is further underscored by the fact that, last year, Starboard was supportive of the stockholder rights plan GCP implemented and now – without explanation – has opposed the rights plan in its proxy materials.

One thing is certain: GCP’s Board has consistently acted to protect the rights and interests of the majority of GCP’s shareholders, and will continue to do so.

40 North’s Public Statements Are a Misleading Attempt to Achieve a Self-Serving Agenda to Control GCP, Which It Has Been Attempting for Several Years

40 North’s recent letter to the GCP Board paints a picture of a long-term, passive shareholder that has finally lost confidence in the Company’s leadership. This narrative is extremely misleading and leaves out a number of key facts:

•

40 North obtained Hart-Scott-Rodino clearance to acquire up to approximately 50% of GCP’s stock and in March 2019, shortly after the Company announced a strategic alternatives process, rapidly acquired ~10% of GCP stock, taking its shareholding –overnight – to ~25%. As a result, the GCP Board was forced to move swiftly to adopt a stockholder rights plan to protect the interests of the majority of GCP shareholders and prevent 40 North from acquiring effective control of GCP without paying a control premium to GCP’s other shareholders as well as to limit 40 North’s ability to block a potential transaction with a third party.

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

•

40 North has been consistently demanding significant board representation and control of the Chair role and unwilling to accept GCP’s numerous attempts to reach a mutually agreeable resolution that protects the interests of ALL GCP shareholders.

•

In response to our most recent outreach just a few weeks ago, 40 North demanded six board seats (four 40 North nominees and two Starboard nominees) and gave our CEO an ultimatum of 24 hours to acquiesce to this proposal.

In 40 North’s most recent public statement, nowhere do they dispute — because they cannot based on the facts — that their proposal to GCP was that GCP’s Board accept a demand to put in place a board of 9 members comprised of 3 GCP nominees, an individual selected by 40 North, whom they put on W.R. Grace’s Board, 2 Starboard nominees and 3 40 North employees, including 2 principals of 40 North who would be co-chairs of the GCP Board. GCP shareholders should be very skeptical about this proposal from an investor with a portfolio company that is a natural acquirer of GCP, who stealthily increased its position to 25% of the Company and who has obtained Hart-Scott-Rodino approval to acquire up to 50% of GCP. As one example of previous 40 North activism and actions to the detriment of shareholders, 40 North promised that Clariant would have a great future when 40 North led an effort to block the merger of Clariant with Huntsman. Then, after the merger was blocked, 40 North immediately turned around and sold shares of Clariant, and the stock thereafter plummeted 31%.

Starboard’s Track Record in Similar Situations Is Highly Questionable

We strongly believe that Starboard’s attempt to significantly alter the composition of the Board presents unnecessary risk for your investment and could undermine the Company’s current strategy – a strategy that is demonstrating results.

Though Starboard touts it delivers great returns, in truth, where Starboard has obtained similar levels of board representation to what it is seeking at GCP, their campaigns have sometimes resulted in significant value destruction. In fact, in situations where Starboard appointees have comprised at least half of the board, average total shareholder returns underperformed the S&P 500 by 29% after the date Starboard appointees first comprised at least half of the board. This excludes the recent significant stock market downturn associated with the COVID-19 pandemic (measuring returns as of February 20, 2020). Notably, at LSB, arguably the most relevant business to GCP, the company lost 94% of its equity value after Starboard appointees joined the board.

The GCP Board Slate Is Best Qualified to Protect the Interests of ALL Shareholders

At GCP’s upcoming Annual Meeting on May 28, 2020, shareholders will be asked to make an important decision regarding the composition of the Company’s Board. The GCP Board slate is truly independent and committed to the interests of ALL shareholders and firmly believes that Starboard’s proxy fight to gain control of a supermajority of our Board and the actions by 40 North are not in the best interests of the Company or other GCP shareholders.

We strongly urge shareholders to vote the BLUE proxy card or voting instruction form and support ALL of GCP’s highly qualified, independent slate of director nominees.

As always, we will continue to execute on our strategy in this unprecedented and rapidly evolving operating environment to drive value for you, while also ensuring the safety, health and wellbeing of our employees, customers and business partners.

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

If you have any questions or need any assistance voting your BLUE proxy card or voting information form, please contact GCP’s proxy solicitor D.F. King & Co., Inc. at (866) 796-6867 or gcp@dfking.com.

We appreciate your continued investment in the Company.
Sincerely,

Elizabeth Mora	Randall S. Dearth
Independent Chairman of the Board of Directors	President and Chief Executive Officer

Advisors

Evercore is serving as GCP’s financial advisor and Wachtell, Lipton, Rosen & Katz is serving as GCP’s legal advisor.

About GCP Applied Technologies

GCP is a leading global provider of construction products technologies that include additives for cement and concrete, the VERIFI® in-transit concrete management system, high-performance waterproofing products, and specialty systems. GCP products have been used to build some of the world’s most renowned structures. More information is available at www.gcpat.com.

Investors:

GCP

Joseph DeCristofaro

T +1 617.498.2616

investors@gcpat.com

D.F. King & Co., Inc.

Tom Germinario +1 212.493.6922

Geoffrey Weinberg +1.212.493.6969

Joele Frank, Wilkinson Brimmer Katcher

Nick Lamplough / Andrew Squire

212-355-4449

#	#	#

Additional Information

GCP has filed a definitive proxy statement and BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders. GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD, AS THEY CONTAIN OR WILL CONTAIN (IN THE CASE OF AMENDMENTS OR SUPPLEMENTS) IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement (and any amendments or supplements thereto) and other documents filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov.

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

Certain Information Regarding Participants

GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement (and any amendments and supplements thereto) filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This communication contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when GCP or its management is discussing its beliefs, estimates or expectations. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “estimates,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. These statements are not historical facts or guarantees of future performance but instead represent only the beliefs of GCP and its management at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside GCP’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. Forward-looking statements include, without limitation, statements about expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; strategic alternatives; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. Like other businesses, we are subject to risks and uncertainties that could cause our actual results to differ materially from our projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks related to: the cyclical and seasonal nature of the industries that GCP serves; foreign operations, especially in emerging regions; changes in currency exchange rates; the cost and availability of raw materials and energy; the effectiveness of GCP’s research and development, new product introductions and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting GCP’s outstanding liquidity and indebtedness, including debt covenants and interest rate exposure; developments affecting GCP’s funded and unfunded pension obligations; warranty and product liability claims; legal proceedings; the inability to establish or maintain certain business relationships and relationships with customers and suppliers or the inability to retain key personnel; the handling of hazardous materials and the costs of compliance with environmental regulations; extreme weather events, natural disasters and the COVID-19 pandemic. These and other factors are identified and described in more detail in GCP’s Annual Report on Form 10-K, which has been filed with the U.S. Securities and Exchange Commission and is available online at www.sec.gov, and subsequent quarterly reports. Readers are cautioned not to place undue reliance on GCP’s projections and other forward-looking statements, which speak only as of the date thereof. GCP undertakes no obligation to publicly release any revision to its projections and other forward-looking statements contained in this communication, or to update them to reflect events or circumstances occurring after the date of this communication.

Non-GAAP Financial Measures

In this communication, the Company refers to non-GAAP financial measures including: Adjusted EBIT, Adjusted EBIT Margin, and Adjusted EPS. These non-GAAP measures do not purport to represent income or liquidity measures as defined under United States Generally Accepted Accounting Principles (“GAAP”), and should not be considered as alternatives to such measures as an indicator of GCP’s performance. These measures are

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

provided to investors and others to improve the period-to-period and peer-to-peer comparability of GCP’s financial results and to ensure that investors understand the information GCP uses to evaluate the performance of its businesses. The following are the non-GAAP financial measures presented in this communication:

The Company defines Adjusted EBIT (a non-GAAP financial measure) to be net income (loss) from continuing operations attributable to GCP shareholders adjusted for: (i) gains and losses on sales of businesses, product lines and certain other investments; (ii) currency and other financial losses in Venezuela; (iii) costs related to legacy product, environmental and other claims; (iv) restructuring and repositioning expenses, and asset impairments; (v) defined benefit plan costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; (vi) third-party and other acquisition-related costs; (vii) other financing costs associated with the modification or extinguishment of debt; (viii) amortization of acquired inventory fair value adjustments; (ix) tax indemnification adjustments; (x) interest income, interest expense and related financing costs; (xi) income taxes; (xii) shareholder activism and other related costs; and (xiii) certain other items that are not representative of underlying trends. Adjusted EBIT Margin is defined as Adjusted EBIT divided by net sales. The Company uses Adjusted EBIT to assess and measure its operating performance and determine performance-based employee compensation. The Company uses Adjusted EBIT as a performance measure because it provides improved quarter-to-quarter and year-over-year comparability for decision-making and compensation purposes and allows management to measure the ongoing earnings results of our strategic and operating decisions.

The Company defines Adjusted EPS (a non-GAAP financial measure) to be earnings per share (“EPS”) from continuing operations on a diluted basis adjusted for: (i) gains and losses on sales of businesses, product lines and certain other investments; (ii) currency and other financial losses in Venezuela; (iii) costs related to legacy product, environmental and other claims; (iv) restructuring and repositioning expenses and asset impairments; (v) defined benefit plan costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; (vi) third-party and other acquisition-related costs; (vii) other financing costs associated with the modification or extinguishment of debt; (viii) amortization of acquired inventory fair value adjustments; (ix) tax indemnification adjustments; (x) shareholder activism and other related costs; (xi) certain discrete tax items; and (xii) certain other items that are not representative of underlying trends. GCP uses Adjusted EPS as a performance measure to review its diluted earnings per share results on a consistent basis and in determining certain performance-based employee compensation.

Adjusted EBIT, Adjusted EBIT Margin, and Adjusted EPS do not purport to represent income measures as defined in accordance with U.S. GAAP. These measures are provided to investors and others to improve the period-to-period comparability and peer-to-peer comparability of GCP’s financial results and to ensure that investors understand the information GCP uses to evaluate the performance of its businesses.

Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to income and expenses from restructuring and repositioning activities which historically have been a material component of net income (loss) from continuing operations attributable to GCP shareholders. Adjusted EBITDA also has material limitations as an operating performance measure because it excludes the impact of depreciation and amortization expense. GCP’s business is substantially dependent on the successful deployment of capital, and depreciation and amortization expense is a necessary element of its costs. GCP compensates for the limitations of these measurements by using these indicators together with net income (loss) measured in accordance with U.S. GAAP to present a complete analysis of its results of operations. Adjusted EBIT and Adjusted EBITDA should be evaluated together with net income (loss) from continuing operations attributable to GCP shareholders measured in accordance with U.S. GAAP for a complete understanding of GCP’s results of operations.

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card

The Company has not provided comparable GAAP financial information on a forward-looking basis because the Company is unable to estimate with reasonable certainty unusual or unanticipated charges, expenses or gains without unreasonable effort. These items are uncertain, depend on various factors, and could be material to the Company’s results computed in accordance with U.S. GAAP. As a result, the Company has not provided a reconciliation to such measures because it is not practicable at the time of this communication to determine or estimate each of the items that the Company excludes to calculate the comparable non-GAAP financial measure, which items and amounts could be material.

GCP Urges Shareholders to Vote “FOR” ALL Its Director Nominees on the BLUE Proxy Card